Exhibit 99.1

N e w s R e l e a s e

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 6, 2009)
BAKER ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF 2009
          PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today announced its financial results for the second quarter and first six months of 2009.
          For the quarter, Baker reported net income of $7.0 million, or $0.79 per diluted common share, on revenues of $164.3 million, compared to net income of $8.3 million, or $0.93 per diluted common share, on revenues of $170.9 million in the second quarter of 2008. The decrease in revenues for the current period is attributable to an 11 percent decline in Energy segment revenues, while Engineering segment revenues remained relatively consistent. The decline in earnings is due primarily to an increase in incentive compensation accruals based on year-to-date achievements toward the 2009 plan targets, which equates to approximately $0.30 per diluted common share for the current quarter. Other contributing factors include the decrease in Energy’s 2009 revenue volume compared to 2008, an increase in bad debt expense and a reduction in project incentive awards. This was partially offset by margin improvement in Engineering, excluding the impact of the incentive compensation accrual, compared to 2008 as a result of a more favorable mix of projects.
          Engineering segment revenues in the second quarter of 2009 were $113.3 million, compared to $113.5 million in the year-ago period. The difference is due primarily to a net decrease of approximately $8 million in work performed on the Company’s contracts with the Federal Emergency Management Agency and a $0.4 million decrease in project incentive awards, partially offset by a $3.3 million increase in work performed for the Company’s unconsolidated joint venture operating in Iraq and increases on several transportation projects. Operating income before corporate overhead allocations in Engineering declined 13 percent for the second quarter of 2009, compared to the same period in 2008, with the major factors being the aforementioned increase in incentive compensation accruals and the decrease in project incentive awards. In 2008, the incentive compensation expense was recorded primarily over the second half of the year under a discretionary plan rather than being recognized ratably throughout the year based on performance against plan targets. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenue was 12.1 percent for second quarter 2009, compared to 13.9 percent in second quarter 2008.
          Second quarter 2009 revenues in the Energy segment decreased 11 percent from the same period last year, due largely to a reduction in onshore managed services revenues resulting from the change in scope of services provided to two such clients in 2008. This decrease was partially offset by an increase in revenues from work performed for clients in the Gulf of Mexico. The Energy segment’s 2009 operating income before corporate overhead allocations increased significantly from the second quarter of 2008, due mainly to $3.3 million of restatement related costs that were recorded in 2008. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues was 8.2 percent for the current quarter, compared to 2.3 percent in the second quarter of 2008.
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ADD ONE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2009
          For the first six months of 2009, the Company recorded net income of $14.9 million, or a record $1.67 per diluted common share, on revenues of $335 million, compared with net income of $14.4 million, or $1.62 per diluted common share, on revenues of $346 million in the first half of 2008. This improved performance results from the several factors mentioned previously. As of June 30, 2009, the year-to-date amount recorded for total company incentive compensation was $5.3 million, compared to $0.3 million at June 30, 2008. This equates to $0.34 per diluted common share in 2009 versus only $0.02 per diluted common share in 2008.
          The effective income tax rate for the first six months of 2009 was 43 percent of income before taxes, equal to the same period last year.
          Total backlog for the Engineering and Energy businesses at June 30, 2009, was $1.62 billion, compared to total backlog at December 31, 2008 of $1.22 billion. Of these totals, $446 million and $450 million at June 30, 2009, and December 31, 2008, respectively, are considered funded backlog for the Engineering segment. Included in funded backlog at June 30, 2009, was $54 million related to the Company’s FEMA Map Modernization contract, compared to $68 million at December 31, 2008.
          On the balance sheet as of June 30, 2009, the Company had no long-term debt and a cash balance of approximately $68 million, which represents an increase of more than $19 million since December 31, 2008.
          Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “On a normalized basis, and excluding the impact of the incentive compensation accrual, the second quarter of 2009 was better than the then-record second quarter of 2008, exceeding even our own expectations. Sustaining this level of performance will be challenging in light of current economic conditions, but it is a challenge we embrace as our infrastructure and related services continue to be in strong demand by the broad array of clients and markets that we serve.” He added that, “The Company remains committed to its business strategy of organic growth, acquisitions, and improving business processes in Engineering, as well as continuing to evaluate strategic options for the Energy business.”
          Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,500 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
     Conference Call
          Michael Baker Corporation has scheduled a conference call and webcast for Thursday, August 6, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
          (The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

ADD TWO — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2009

FINANCIAL SUMMARY
(Unaudited)
Operating Results

	For the three months		For the six months
(In thousands, except earnings per share)	ended June 30,		ended June 30,
	2009	2008	2009	2008

Revenues	$164,311	$170,878	$334,887	$345,752

Gross profit	29,771	32,251	57,776	58,967

Income from operations	10,464	13,505	23,150	23,315

Income before income taxes	12,503	14,423	26,440	25,072

Net income attributable to Michael Baker Corporation	$7,049	$8,258	$14,888	$14,372

Weighted average shares outstanding:
Basic	8,847	8,810	8,843	8,801
Diluted	8,925	8,869	8,922	8,880

Earnings per share:
Basic	$0.80	$0.94	$1.68	$1.63
Diluted	$0.79	$0.93	$1.67	$1.62
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ADD THREE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2009
Segment results

	For the three months		For the six months
	ended June 30,		ended June 30,
(In millions)	2009	2008	2009	2008

Revenues
Engineering	$113.3	$113.5	$228.4	$222.2
Energy	51.0	57.4	106.5	123.6

Total revenues	$164.3	$170.9	$334.9	$345.8

Income from operations before Corporate overhead
Engineering	$13.7	$15.8	$28.7	$28.8
Energy	4.2	1.3	7.8	2.6

Total segment income from operations before Corporate overhead	17.9	17.1	36.5	31.4

Less: Corporate overhead
Engineering	(4.7)	(3.0)	(8.8)	(6.4)
Energy	(1.7)	(1.1)	(3.2)	(2.5)

Total Corporate overhead	(6.4)	(4.1)	(12.0)	(8.9)

Total income/(loss) from operations
Engineering	9.0	12.8	19.9	22.4
Energy	2.5	0.2	4.6	0.1
Other Corporate (expense)/income	(1.0)	0.5	(1.3)	0.8

Total income from operations	$10.5	$13.5	$23.2	$23.3

Backlog

	As of
	June 30,	December 31,
(In millions)	2009	2008

Engineering
Funded	$446.4	$449.5
Unfunded	996.4	534.7

Total Engineering	1,442.8	984.2
Energy	180.7	233.4

Total	$1,623.5	$1,217.6

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ADD FOUR — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2009
Condensed Balance Sheet

	As of
	June 30,	December 31,
(In thousands)	2009	2008

ASSETS
Cash and cash equivalents	$68,264	$49,050
Receivables, net	101,645	113,676
Unbilled revenues on contracts in progress	70,701	70,455
Prepaid expenses and other	15,369	16,756

Total current assets	255,979	249,937

Property, plant and equipment, net	15,834	16,671
Goodwill and other intangible assets, net	17,209	17,254
Other long-term assets	8,004	8,200

Total assets	$297,026	$292,062

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$34,472	$42,421
Accrued compensation and insurance	48,869	47,162
Other accrued expenses	22,965	28,696
Billings in excess of revenues on contracts in progress	16,392	17,449

Total current liabilities	122,698	135,728

Other long-term liabilities	15,520	13,418

Total liabilities	138,218	149,146

Common Stock	9,374	9,351
Additional paid-in capital	49,091	48,405
Retained earnings	107,102	92,214
Accumulated other comprehensive loss	(2,330)	(2,565)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	158,476	142,644
Noncontrolling interests	332	272

Total shareholders’ investment	158,808	142,916

Total liabilities & shareholders’ investment	$297,026	$292,062

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